Eastside Distilling Announces Plan to Effect Reverse Stock Split

PORTLAND, OR – June 12, 2017 -- Eastside Distilling, Inc. (OTCQB: ESDI) (“Eastside” or the “Company”), a producer of award-winning master-crafted spirits, announced today that its Board of Directors have approved a 1-for-3 reverse split of the Company’s outstanding common stock from 9,939,649 to 3,313,217, and a proportional decrease in the Company’s authorized common stock from 45 million shares to 15 million shares. Pursuant to the Nevada Revised Statutes, the Company’s Board of Directors is authorized to effectuate a reverse stock split without stockholder approval where such split is accomplished with a concurrent proportional decrease in the Company’s authorized common stock.

Steve Shum, CFO of Eastside, said, "Our goal is for Eastside to uplist to a major national exchange or market and gain access to a greater number of investors that invest in companies that are nationally listed. The reverse split is being done so that the Company can meet the share price limitations it must meet to list on a national exchange such as NASDAQ or NYSE. Listing is subject to our satisfying the full listing requirements, of which share price is a primary one. These price and trading rules apply somewhat onerous burdens on small companies like us. Despite that, we see uplisting as having big advantages to our stockholders that outweigh the short term inconveniences associated with conducting a reverse split. Any stockholders who would have questions about the reverse split, are welcome to contact Grover, our Chairman, or myself for a further explanation."

The record date for the reverse split is June 14, 2017 and the effective date for the reverse split will be the later of June 15, 2017 or the earliest date thereafter that FINRA completes its review of the reverse split. Accordingly, on the effective date, each three (3) shares of the Company’s issued and outstanding common stock on the record date will automatically be converted into one (1) share of common stock. As mentioned, prior to the split, the Company will have 9,939,649 shares of common stock issued and outstanding and following the reverse split, the Company will have approximately 3,313,217 shares of common stock issued and outstanding (subject to adjustment for settlement of fractional shares which will be rounded up to the nearest whole share). Although the number of shares held by the Company’s stockholders will decrease proportionately, there will be no change in the percentage ownership of any stockholder, or any other change to stockholder rights. All outstanding options, warrants, preferred stock and other securities convertible into the Company’s common stock will be adjusted as a result of the reverse stock split as required by the terms of such securities with a proportional increase in the exercise price.

The Company’s common stock will continue to trade on the OTC Markets under the symbol “ESDI.” However, a “D” will be placed on the Company’s ticker symbol for 20-business days following the reverse split to alert the public to such split.

Stockholders who are holding their shares in electronic form at brokerage firms do not need to take any action, as the effect of the reverse stock split will automatically be reflected in their brokerage accounts. The Company’s transfer agent, Pacific Stock Transfer Company, will provide instructions, upon request, to stockholders of record regarding the process for exchanging share certificates and all book-entry or other electronic positions representing issued and outstanding shares of the common stock will be automatically adjusted. Stockholders should direct any questions concerning the reverse split to their broker or the Company’s transfer agent, Pacific Stock Transfer Company, at 702-361-3033.

About Eastside Distilling

Eastside Distilling, Inc. (OTCQB: ESDI) is located in Southeast Portland's Distillery Row, and has been producing high-quality, master crafted spirits since 2008. Makers of award winning spirits, the company is unique in the marketplace and distinguished by its highly decorated product lineup that includes Barrel Hitch American Whiskies, Burnside Bourbon, Below Deck Rums, Portland Potato Vodka, and a distinctive line of infused whiskeys. All Eastside spirits are master crafted from natural ingredients for unparalleled quality and taste. The company is publicly traded under the symbol OTCQB: ESDI. For more information visit: www.eastsidedistilling.com or follow the company on Twitter and Facebook.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company's products in the market; the Company's success in obtaining new customers; the Company's success in product development; the Company's ability to execute its business model and strategic plans; the Company's success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including the financial statements and related information contained in the Company's Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to our strategic focus, product verticals, anticipated revenue, and profitability. The Company assumes no obligation to update the cautionary information in this release.

Company Contact:

Eastside Distilling

inquiries@eastsidedistilling.com

Investors:

Robert Blum, Joe Diaz or Joe Dorame

Lytham Partners, LLC

(602) 889-9700

esdi@lythampartners.com